EX 99.28(m)(1)(i)

Jackson Variable Series Trust

Amended and Restated Distribution Plan

Whereas, Jackson Variable Series Trust (the “Trust”) engages in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the “Act”).

Whereas, the Trust currently issues the series of shares (“Shares”) of beneficial interest in the Trust listed on Schedule A hereto (each a “Fund” and, collectively, the “Funds”) and each Fund represents a separate portfolio of investments of the Trust.

Whereas, the Trust has adopted a Multiple Class Plan pursuant to Rule 18f-3 under the Act, whereby a Fund may issue one or more classes of shares, as shown on Schedule A hereto.

Whereas, the Board of Trustees has determined that it is appropriate and desirable to use assets of Class A Shares of the Funds to finance certain distribution and related service expenses that are primarily intended to result in the sale of such Class A Shares of the Funds.

Whereas, the Trust has entered into a Distribution Agreement with Jackson National Life Distributors LLC (the “Distributor”) pursuant to which the Distributor will serve as distributor of the securities of the Funds.

Whereas, the Trust wishes to adopt this Amended and Restated Distribution Plan (this “Plan”), as set forth hereinafter.

Whereas, a majority of the Board of Trustees, including a majority of the Trustees who are not “interested persons” (as such term is defined under Section 2(a)(19) of the Act) of the Trust (the “Disinterested Trustees”) and who have no direct or indirect financial interest in the operation of this Plan or in any agreements related to this Plan (the “Rule 12b-1 Trustees”), have determined, in the exercise of reasonable business judgment and in light of their fiduciary duties under state law and under Sections 36(a) and (b) of the Act, that there is a reasonable likelihood that adoption of this Plan will benefit the applicable Funds and their shareholders.

Now, Therefore, this Plan is adopted by the Trust on behalf of the Funds, in accordance with Rule 12b-1 under the Act (“Rule 12b-1”), on the following terms and conditions:

1.	Authorized Distribution and/or Service 12b-1 Fees.

(a)          For purposes of Section 1 hereof, “Recipient” shall mean any broker or dealer, administrator, financial intermediary, or other that (i) has rendered assistance (whether direct, administrative, or both) in the distribution of Shares of a Fund; (ii) has furnished or will furnish the Distributor with such information as the Distributor has requested or may request to answer such questions as may arise concerning the sale of Class A Shares of a Fund; and (iii) has been selected by the Distributor to receive payments under this Plan. Notwithstanding the foregoing, a majority of the Rule 12b-1 Trustees may remove any broker or dealer, administrator, or other as a Recipient.

(b)          Each Fund that issues Class A Shares is authorized to pay a fee to the Distributor as compensation for distribution and related additional service expenses incurred in promoting the sale of the Fund’s Class A Shares at a rate per annum of the average daily net assets attributable to the Class A Shares, as shown on Schedule A hereto (the “12b-1 Fee”). Each Fund’s Class A Shares shall bear exclusively its own costs of such payments. Such 12b-1 Fee shall be calculated and accrued daily and paid within forty-five (45) days at the end of each month, or at such other intervals as the Board of Trustees share determine. The Distributor shall provide distribution and related additional services of the type contemplated herein and reviewed from time to time by the Board of Trustees, and shall compensate Recipients for providing or assisting in providing such distribution and related additional services. Some or all of the 12b-1 Fee paid to the Distributor may be spent on services, activities and expenses that are primarily intended to result, directly or indirectly, in the sale of Class A Shares of the Funds, and additional service activities including, but not limited to, the following:

(i)          Developing, preparing, printing and mailing of Fund sales literature and other promotional materials describing and/or relating to the Fund, including materials intended for use by Jackson National Life Insurance Company and its affiliates, or for broker-dealer only use or retail use;

(ii)         Holding or participating in seminars and sales meetings for registered representatives designed to promote the distribution of Fund Shares;

(iii)         Paying compensation to and expenses, including overhead, of employees of the Distributor that engage in the distribution of variable insurance products that offer the Funds (“Insurance Contracts”);

(iv)        Paying compensation to broker-dealers or other financial intermediaries that engage in the distribution of Insurance Contracts, including, but not limited to, certain commissions, servicing fees and marketing fees;

(v)         Providing services, related to the Funds, to Insurance Contract owners; such services will include, but not be limited to, assisting the Funds with proxy solicitations, obtaining information, answering questions, providing explanations to Insurance Contract owners regarding the Funds’ investment objectives and policies and other information about the Funds, including performance of the Funds, and developing and providing electronic capabilities or information technology platforms to assist in providing any of the foregoing services to Insurance Contract owners;

(vi)        Printing and mailing of Fund prospectuses, statements of additional information, supplements, and annual and semiannual reports for prospective owners of Insurance Contracts;

(vii)        Training sales personnel regarding sales of Insurance Contracts on matters related to the Funds;

(viii)       Compensating sales personnel in connection with the allocation of cash values and premiums of the Insurance Contracts to the Funds;

(ix)        Providing periodic reports to the Funds and regarding the Funds to third-party reporting services;

(x)         Reconciling and balancing separate account investments in the Funds;

(xi)         Reconciling and providing notice to the Funds of net cash flow and cash requirements for net redemption orders;

(xii)        Confirming transactions; and

(xiii)       Financing other activities that the Board of Trustees determines are primarily intended to result, directly or indirectly, in the servicing or sale of Fund shares.

(c)         The provisions of Section 1 hereof shall apply in respect of the Class A Shares of the Funds shown on Schedule A hereto, as such schedule may be amended from time to time.

2.
Limitations on Charges and Fees. Notwithstanding anything in this Plan to the contrary, all amounts payable by a Fund pursuant to Section 1 hereof shall be subject to, in the aggregate, the limitations on the payment of asset-based sales charges and service fees set forth in Section 2341 of the Conduct Rules of the Financial Industry Regulatory Authority.

3.	Miscellaneous.

(a)          Effectiveness. This Plan shall not take effect with respect to a Fund (or a class of shares thereof) until (i) this Plan has been approved by a vote of a majority of the outstanding voting securities of the Trust entitled to vote thereon and (ii) this Plan, together with any related agreements, has been approved by a vote of both (1) the Board of Trustees and (2) the Rule 12b-1 Trustees, cast in person at a meeting (or meetings) called, at least in part, for the purpose of voting on this Plan and such related agreements. As additional Funds or classes of shares are established, this Plan shall not take effect with respect to such Funds or such classes of shares until this Plan, together with any related agreements, has been approved by a vote of both (1) the Board of Trustees and (2) the Rule 12b-1 Trustees, cast in person at a meeting (or meetings) called, at least in part, for the purpose of voting on this Plan and such related agreements. Subject to approval as required by this paragraph and any other approvals required by the Act and the rules thereunder, this Plan shall take effect at the time specified by the Board of Trustees, or, if no such time is specified by the Trustees, at the time that all necessary approvals have been obtained.

(b)          Continuation. This Plan shall continue in full force and effect as to a Fund for so long as such continuance is specifically approved at least annually by a vote of both (i) the Board of Trustees and (ii) the Rule 12b-1 Trustees, cast in person at a meeting called, at least in part, for the purpose of voting on this Plan.

(c)          Rule 12b-1. This Plan has been adopted pursuant to Rule 12b-1 and is designed to comply with all applicable requirements imposed under such Rule. To the extent that any or all of the 12b-1 Fees may be deemed to have financed any activity which is primarily intended to result, directly or indirectly, in the sale of Fund shares (within the meaning of Rule 12b-1), all those 12b-1 Fees paid by the Funds shall be deemed to be made under this Plan and pursuant to clause (b) of Rule 12b-1.

(d)          Reports. The Distributor shall provide to the Board of Trustees a written report of the amounts expended or benefits received and the purposes for which such expenditures were made at such frequency as may be required under Rule 12b-1 of the Act.

(e)          Related Agreements. Any agreement related to this Plan must provide, in substance, (i) that the agreement may be terminated as to the Trust or any Fund (or class of shares thereof) at any time, without payment of any penalty, by vote of the Board of Trustees, by vote of a majority of the Rule 12b-1 Trustees, or by a vote of a majority of the outstanding voting securities of the Trust entitled to vote thereon, on not more than 60-days’ written notice to any other party to the agreement, and (ii) that the agreement will terminate automatically in the event of its “assignment” (as defined in the Act).

(f)          Termination. This Plan may be terminated as to the Trust or any Fund (or class of shares thereof) at any time, without payment of any penalty, by vote of the Board of Trustees, by vote of a majority of the Rule 12b-1 Trustees, or by a vote of a majority of the outstanding voting securities of Trust entitled to vote thereon.

(g)          Amendments. This Plan may not be amended in any material respect unless such amendment is approved by a vote of a majority of both (i) the Board of Trustees and (ii) the Rule 12b-1 Trustees, cast in person at a meeting called, at least in part, for the purpose of voting on such approval. This Plan may not be amended to increase materially the amount to be spent for distribution unless such amendment is approved by a majority of the outstanding voting securities of the applicable Fund or class of shares thereof and by a majority of both (i) the Board of Trustees and (ii) the Rule 12b-1 Trustees, cast in person at a meeting called, at least in part, for the purpose of voting on such approval.

(h)          Disinterested Trustees. While this Plan is in effect, at least a majority of the Trustees of the Trust must be Disinterested Trustees; only those Trustees may select and nominate any other Disinterested Trustees; and any person who acts as legal counsel for the Disinterested Trustees must be an “independent legal counsel” (as defined in the Act).

(i)          Records. The Trust shall preserve copies of this Plan and any related agreement or report made pursuant to this Plan or Rule 12b-1 for a period of not less than six years from the date of this Plan or any such agreement or report, the first two years in an easily accessible place.

(j)          Severability. The provisions of this Plan are severable as to each Fund or class of shares of a Fund, and any action to be taken with respect to this Plan shall be taken separately for each Fund or class of shares affected by the matter.

Adopted: July 1, 2017

Schedule A
Dated July 1, 2017

Fund	Maximum 12b-1 Fee
JNAM Guidance – Interest Rate Opportunities Fund	None
JNAM Guidance – Conservative Fund	None
JNAM Guidance – Moderate Fund	None
JNAM Guidance – Growth Fund	None
JNAM Guidance – Moderate Growth Fund	None
JNAM Guidance – Maximum Growth Fund	None
JNAM Guidance – Alt 100 Fund	None
JNAM Guidance – Equity 100 Fund	None
JNAM Guidance – Fixed Income 100 Fund	None
JNAM Guidance – Real Assets Fund	None
JNL Tactical ETF Conservative Fund	0.20%
JNL Tactical ETF Moderate Fund	0.20%
JNL Tactical ETF Growth Fund	0.20%
JNL/American Funds® Global Growth Fund	0.20%
JNL/American Funds® Growth Fund	0.20%
JNL/AQR Risk Parity Fund	0.20%
JNL/BlackRock Global Long Short Credit Fund	0.20%
JNL/DFA U.S. Micro Cap Fund	0.20%
JNL/DoubleLine® Total Return Fund	0.20%
JNL/Eaton Vance Global Macro Absolute Return Advantage Fund	0.20%
JNL/Epoch Global Shareholder Yield Fund	0.20%
JNL/FAMCO Flex Core Covered Call Fund	0.20%
JNL/Lazard International Strategic Equity Fund	0.20%
JNL/Neuberger Berman Currency Fund	0.20%
JNL/Neuberger Berman Risk Balanced Commodity Strategy Fund	0.20%
JNL/Nicholas Convertible Arbitrage Fund	0.20%
JNL/PIMCO Credit Income Fund	0.20%
JNL/PPM America Long Short Credit Fund	0.20%
JNL/T. Rowe Price Capital Appreciation Fund	0.20%
JNL/The Boston Company Equity Income Fund	0.20%
JNL/The London Company Focused U.S. Equity Fund	0.20%
JNL/Van Eck International Gold Fund	0.20%
JNL/WCM Focused International Equity Fund	0.20%

A-1